Exhibit 99.1
G-III APPAREL GROUP, LTD.

For: Contact:	G-III Apparel Group, Ltd. Investor Relations James Palczynski (203) 682-8229 G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER
AND FULL-YEAR FISCAL 2011 RESULTS
— Net Sales for the Year Increased by 32.8% to $1.06 billion —
— Full Year Net Income Per Diluted Share Increased to $2.88 from Adjusted Net Income Per Diluted Share of $1.74 Last Year —
—Fourth Quarter Net Income Per Diluted Share Increased to $0.62 from Adjusted Net Income Per Diluted Share of $0.40 Last Year —
—Company Issues Fiscal Year 2012 EPS Guidance of $3.15 to $3.25 Per Diluted Share —
     New York, New York — March 22, 2011— G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full-year of fiscal 2011.
     For the fiscal year ended January 31, 2011, G-III reported that net sales increased by 32.8% to $1.06 billion from $800.9 million last year. Net income per diluted share increased to $2.88 from $1.83 last year. The prior year’s fourth quarter results included a one-time tax benefit related to an increase in an acquired net operating loss of $1.6 million, equal to $0.09 per share. Excluding the effects of this tax item from last year’s results, net income per diluted share increased to $2.88 for the fiscal year ended January 31, 2011 from adjusted net income per share of $1.74 last year.
     For the three-month period ended January 31, 2011, G-III reported net sales increased by 39.4% to $270.2 million from $193.8 million during the comparable period last year. Net income per diluted share increased to $0.62 from $0.49 for the comparable period last year. Excluding the effect of the tax item in the prior period, net income per diluted share increased to $0.62 for the three months ended January 31, 2011 from adjusted net income per diluted share of $0.40 in the comparable period last year.

     A reconciliation of adjusted results of operations to GAAP results for the fiscal year and fourth quarter periods is included in tables accompanying the condensed financial statements in this release.
     For the fiscal year ended January 31, 2011, EBITDA increased by 66.7% to $102.7 million from $61.6 million in the prior fiscal year. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are very pleased to have delivered a record breaking performance this year, surpassing the $1 billion sales mark for the first time in our history. Our businesses are operating well and achieving growth despite a highly competitive and complex environment, which we believe to be indicative of our superior operating capabilities.”
     Mr. Goldfarb continued, “Our reputation as a strong partner and our growing portfolio of exceptional licensed and owned brands has enabled us to leverage our relationships to create and capitalize on new opportunities. In the year ahead, we believe we can grow our existing businesses, supplement them with new category growth in handbags and luggage, expand our retail business to include the Vince Camuto outlet concept and continue to seek acquisition opportunities. We believe that we remain exceptionally well positioned to deliver value to all of our stakeholders, including our shareholders, partners, customers and consumers.”
Outlook
     Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2012. For the fiscal year ending January 31, 2012, the Company is forecasting net sales of approximately $1.2 billion and net income between $64.5 million and $66.5 million, or between $3.15 and $3.25 per diluted share. The Company is projecting EBITDA for fiscal 2012 to increase approximately 14% to 18% to approximately $117 million to $121 million.
     The Company is forecasting net sales of approximately $195 million for its first fiscal quarter ending April 30, 2012 and net income between $0.1 million and $1.0 million, or between $0.00 and $0.05 per diluted share compared to net sales of $154.3 million and a net loss of $1.4 million, or $0.07 per share, in last year’s first fiscal quarter.

About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, Tannery West, G-III Sports by Carl Banks and Winlit. G-III also operates retail outlet stores under our Wilsons Leather name and is a party to a joint venture that will operate retail outlet stores under the Vince Camuto name.
Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQ:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/11	1/31/10	1/31/11	1/31/10
Net sales	$270,164	$193,835	$1,063,404	$800,864
Cost of sales	182,857	124,624	712,359	533,996

Gross profit	87,307	69,211	351,045	266,868
Selling, general and administrative expenses	64,714	54,464	248,380	205,281
Depreciation and amortization	1,667	1,290	5,733	5,380

Operating profit	20,926	13,457	96,932	56,207
Interest and financing charges, net	1,325	1,106	4,027	4,705

Income before income taxes	19,601	12,351	92,905	51,502
Income tax expense	7,268	3,341	36,223	19,784

Net income	$12,333	$9,010	$56,682	$31,718

Net income per common share:
Basic	$0.63	$0.51	$2.96	$1.87

Diluted	$0.62	$0.49	$2.88	$1.83

Weighted average shares outstanding:
Basic	19,437	17,707	19,175	16,990
Diluted	19,959	18,250	19,705	17,358

Selected Balance Sheet Data (in thousands):	At Jan. 31,	At Jan. 31,
	2011	2010
Cash	$10,045	$46,813
Working Capital	239,494	174,082
Inventory	204,995	119,877
Total Assets	456,403	332,015
Total Stockholders’ Equity	303,494	232,210

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(In thousands)
(Unaudited)

	Forecasted	Actual	Actual
	Twelve Months Ending	Twelve Months Ended	Twelve Months Ended
	January 31, 2012	January 31, 2011	January 31, 2010
EBITDA, as defined	$117,000 - 121,000	$102,665	$61,587
Depreciation and amortization	8,400	5,733	5,380
Interest and financing charges, net	4,300	4,027	4,705
Income tax expense	39,800 - 41,800	36,223	19,784

Net income	$64,500 - 66,500	$56,682	$31,718

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.
RECONCILIATION OF ADJUSTED NET INCOME PER SHARE TO ACTUAL NET INCOME PER SHARE
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010
Adjusted net income per share	$0.62	$0.40	$2.88	$1.74
Increased acquired net operating loss	—	0.09	—	0.09

Net income per share	$0.62	$0.49	$2.88	$1.83

RECONCILIATION OF ADJUSTED NET INCOME TO ACTUAL NET INCOME
(In thousands)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010
Adjusted net income	$12,333	$7,452	$56,682	$30,160
Increased acquired net operating loss	—	1,558	—	1,558

Net income	$12,333	$9,010	$56,682	$31,718

In addition to providing financial results in accordance with GAAP, this press release provides non-GAAP adjusted results that exclude a non-recurring item and are therefore not calculated in accordance with GAAP. Management believes that this non-GAAP financial measure provides useful supplemental information to both management and investors by excluding the increase in an acquired net operating loss. The Company believes that this item is not indicative of the Company’s core operating results. The Company believes that this non-GAAP information enhances management’s and investors’ ability to evaluate the Company’s results as well as to compare it with historical results. This non-GAAP financial information should be considered in addition to, and not as a substitute for or as being superior to, net income or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company’s results in accordance with GAAP is included in the above tables.